FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Variable Insurance Products III

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)
4	VIP III BALANCED FUND	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	400	$7,600	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
4	VIP III BALANCED FUND	27-Jul-05	27-Jul-05	Hittite Microwave Corp	4,500,000	$76,500,000	$17.00	400	$6,800	LEHMAN BROS INC	Needham & Company, LLC	Piper Jaffray	Thomas Weisel Partners LLC
7	VIP III GROWTH & INCOME FUND	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	1,700	$32,300	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
11	VIP VALUE STRATEGIES	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	500	$9,500	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.